Stockholm, Sweden, February 2, 2022 (NYSE: VNE and SSE: VNE-SDB)

Financial Report October - December 2021
Financial Summary - Q4'21
•Net Sales $449 million, Organic Sales[1] decline -1%
•Active Safety Net Sales increase 18%, Organic Sales increase 18%
•Operating cash flow $8 million, $85 million improvement YoY
•Cash balance $424 million
•Veoneer is currently focusing on providing information relating to the on-going acquisition process and is no longer providing a forward looking outlook and will not be holding an earnings call.

Business Highlights
•Organic Sales out-performed the global LVP by ~12pp for Q4 ´21 and ~16pp for the full year 2021 (IHS Markit, Jan 2022)
•On October 4, 2021 Veoneer reached a definitive agreement for SSW Partners and QUALCOMM Incorporated Inc. to acquire Veoneer
•Market Adjustment Initiatives (MAI) program continued to generate underlying cost structure and balance sheet improvements
•Order book at the end of 2021 was ~$14 billion, Order intake for 2021 was ~$455 million of average annual sales with lifetime sales of ~$2.1 billion where Active Safety was ~60%
•Important milestone for Arriver, will deliver vision perception software to BMW as part of on-going Qualcomm collaboration
•Veoneer set ambitious carbon emission targets for a more sustainable future: Carbon neutral in own operations by 2030, Carbon neutral products by 2039, Carbon neutral company by 2040
•The negative sales impact from semiconductor related shortages is estimated to have been around $55 million for the quarter

Key Figures	Three Months Ended December 31					Twelve Months Ended December 31
Dollars in millions, (except where specified)	2021		2020		Change	2021		2020		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	$449		$455		$(6)	$1,657		$1,373		$284
Gross Profit / Margin	$90	20.1%	$72	15.8%	$18	$273	16.5%	$182	13.3%	$91
RD&E, net / % of Sales	$(97)	(21.7)%	$(108)	(23.8)%	$11	$(424)	(25.6)%	$(407)	(29.7)%	$(17)
Operating Loss / Margin	$(73)	(16.2)%	$(77)	(17.0)%	$4	$(357)	(21.6)%	$(367)	(26.7)%	$10
Operating Cash Flow	$8		$(77)		$85	$(291)		$(192)		$(99)

Veoneer-SSW/Qualcomm Merger update
Veoneer stockholders approved the merger agreement in December and by the end of January the deal had received the required regulatory approvals in the United States, Germany, France and Italy. In addition, SSW and Qualcomm are consulting other regulators regarding the merger.
As communicated before the deal is expected to close in 2022. The earliest date to close the deal according to the merger agreement is in early April 2022. The parties are working diligently to be in a position to close at that time.
Veoneer has been informed that when the acquisition of Veoneer closes SSW intends to sell Arriver to Qualcomm and start the formal process to find long term owner or owners for Veoneer's on-going businesses.

Comments from Jan Carlson, Chairman, President and CEO
The fourth quarter was another period of solid performance by the entire Veoneer team. During this time of unprecedented internal and external change our team managed to deliver solid results and stay focused on the day to day operations which continues to be challenged by semiconductor related shortages and the effects of the COVID-19 pandemic.
Despite being limited by semiconductor related shortages our sales continued to significantly outperform the light vehicle production and our operating loss, taking into consideration around $20 million of merger related costs, improved significantly from the same period a year ago. In general our financial management continues to be very strong and in the fourth quarter we managed to achieve positive operating cash flow.
The merger process with SSW/Qualcomm is progressing well and it will allow for all parts of the Company to further focus on its core competencies. For Veoneer as a leading supplier of systems, sensors and integration for ADAS and safety and for Arriver as a leading software house combining their solution with Qualcomm's world leading Snapdragon Ride SoC. We are committed to provide timely updates to our shareholders as the process continues and we are approaching the closing and the payout to our shareholders.
During the fourth quarter we also took the next steps in our ESG efforts by setting ambitious targets for reducing our carbon footprint and eventually becoming carbon neutral by the year 2040.
We continue to focus on daily execution and look forward to significant growth and a new structure for Veoneer and Arriver, that is fit for the changing business environment.

[1]For all Non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking Non-U.S. GAAP financial measures on page 9.

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Financial Overview for the Quarter
Sales by Product
Net Sales	Three Months Ended December 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2021	2020	U.S. GAAP Reported		Currency		Divestitures		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	173	221	(48)	(22)	—	—	—	—	(48)	(22)
Active Safety	251	212	39	18	—	—	—	—	39	18
Brake Systems	12	13	(1)	(5)	—	—	—	—	(1)	(5)
Other	13	9	4	42	—	—	—	—	4	42
Total	$449	$455	$(6)	(1)%	$—	—%	$—	—%	$(6)	(1)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter of $449 million remained virtually unchanged as compared to 2020. The organic sales[1] declined by 1%. The net currency translation effects were virtually flat. The organic sales decline[1] is explained by the YoY decline in the LVP, which according to IHS Markit's January 2022 estimates was 13%. Veoneer's outperformance vs. LVP during the quarter was ~12%.
The decline in the fourth quarter LVP was 7pp less than IHS Markit's expectation from October 2021, mainly driven by stronger than expected LVP in China and the Americas, partly offset by slightly weaker than expected LVP in Europe.
Restraint Control Systems - Net sales for the quarter of $173 million declined by 22% as compared to 2020. The underperformance in organic sales vs. the LVP is mainly explained by an unfavorable mix, where cars with our products have had larger decreases compared to other car segments within our customers and compared to other OEMs.

Active Safety - Net sales for the quarter of $251 million increased by 18% as compared to 2020. As net currency translation effects were flat the organic sales[1] growth was also 18%. The growth was predominately driven by new launches and ramp up of recent launches in Japan, Europe and China.
Vision systems, ADAS ECU's and the new market for Driver Monitoring Systems (DMS) saw particularly strong growth, which was partly offset by slight declines in sales of Radar and Thermal Imaging products.
Brake Systems and Other - The combined net sales for the quarter of $25 million increased by $3 million as compared to 2020. This increase was due to higher volumes of brake ECU's relating to the ramp up of the recently launched Ford F150. The Brake Systems sales of $12 million are related to the Honda legacy business and $13 million of Other are Brake ECU sales to ZF.

Income Statement
Gross Profit - Despite a slightly negative YoY sales development, gross profit for the quarter of $90 million was $18 million higher as compared to 2020. This positive development was mainly a result of customer and supplier pricing negotiations and developments to compensate for higher costs and disruptions stemming from COVID-19 and the component shortage situation. To a lesser extent, lower non-quality related costs, reductions in production overhead and positive currency effects also contributed to the improved gross profit and gross margin.
Operating Loss - Operating loss for the quarter of $73 million improved by $4 million as compared to 2020. Costs relating to the planned acquisition of Veoneer had a negative effect of ~$20 million. Net currency effects were around $4 million.
RD&E, net of $97 million decreased by $11 million for the quarter as compared to 2020. The decrease was a result of improvements in all areas of gross RD&E, including costs for personnel, professional services and lower IT expenses, which was partly offset by lower RD&E income.

The SG&A expense of $41 million for the quarter remained unchanged as compared to 2020.
Amortization of intangibles and goodwill were flat YoY, while Others net, was negative by $23 million, mainly due to costs relating to the planned acquisition of Veoneer by SSW Partners and Qualcomm.
Net Loss - Net loss for the quarter of $86 million improved by $5 million as compared to 2020 primarily due to the $4 million decrease in operating loss and lower tax expense.
The interest, net and other non-operating items, net combined for the quarter were $3 million better as compared to 2020, mainly due to $4 million in non operating costs in the fourth quarter of 2020.
Income tax expense of $3 million for the quarter was $3 million lower as compared to 2020. This decrease is mainly due to discrete tax items of $3 million in the fourth quarter of 2020.
Loss per Share - The loss per share of $0.77 for the quarter improved by $0.05 per share as compared to a loss of $0.82 per share in 2020. This improvement was primarily driven by the decreased operating loss improvement. This was offset by the equity method investment loss of $0.4 per share and the merger related cost of $0.17.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash generated in operating activities of $8 million during the fourth quarter was $85 million better as compared to 2020. The improvement was mainly driven by the $79 million impact from the working capital change compared with 2020.
Net cash used in investing activities - Net cash generated in investing activities of $4 million during the fourth quarter was $23 million better as compared to 2020. This improvement was mainly due to $18 million of proceeds from the divestiture of Veoneer's stake in the Autotech fund.
Cash flow before financing activities[1] - The cash flow before financing activities of $12 million for the fourth quarter improved from $(96) million in 2020.

Net Working Capital[1] - Net working capital for the fourth quarter of $(45) million decreased by $50M during the fourth quarter 2021 mainly related to timing of accounts receivable and payable.
Capital Expenditures - Capital expenditures of $14 million for the fourth quarter decreased by $7 million as compared to 2020 mainly due to higher launch related investments in 2020.
Cash and cash equivalents - Cash and cash equivalents of $424 million increased by $4 million during the fourth quarter as compared to the previous quarter. This result was better than expected due to the strong operating cash flow performance and lower than expected capital expenditures.

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Financial Overview Year to Date
Sales by Product
Net Sales	Twelve Months Ended December 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2021	2020	U.S. GAAP Reported		Currency		Divestitures		Organic[1]
	$	$	Chg. $	Chg. %	$	%	$	%	$	%
Restraint Control Systems	689	670	19	3	21	3	—	—	(2)	—
Active Safety	869	624	245	39	26	4	—	—	219	35
Brake Systems	48	70	(22)	(31)	—	—	(24)	(35)	2	6
Other	51	9	42	431	—	—	—	—	42	431
Total Net Sales	$1,657	$1,373	$284	21%	$47	3%	$(24)	(2)%	$261	19%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Net sales for the full year of 2021 increased by 21% to $1,657 million as compared to 2020. Organic sales[1] increased by 19% as compared to the 3% increase in global LVP for the same period. The net currency translation effect was 3%.
During the full year of 2021, excluding Brake Systems and Other, organic sales increased in North America by 6%, Europe by 14% and Asia by 36%. The organic sales growth was entirely driven by Active Safety Products which grew by 35%. Excluding Brake Systems and "Other", Active Safety accounted for 56% of full year 2021 sales as compared to 48% for the full year 2020.
Restraint Control Systems - Net sales for the full year of 2021 increased by 3% to $689 million as compared to 2020. Organic sales were flat, indicating a slight underperformance compared to the global LVP which was due to mix effect (lower sales of cars with Veoneer content).

Active Safety - Net sales for the full year of 2020 increased by 39% to $869 million as compared to 2020. This increase was driven by launches and continued ramp ups of recent launches.
All products in Active Safety including Vision, Radar, Thermal Imaging, ADAS ECUs, Roadscape and Software saw strong growth with Vision being the number one contributor to the organic sales growth.
Brake Systems and Other - Net sales for the full year of 2021 increased by $20 million to $99 million as compared to 2020. This was due to increased sales to ZF for the Ford F-150 platform, which was partly offset by declining legacy business to Honda US.

Income Statement
Gross Profit - Gross profit of $273 million for the full year of 2021 was $91 million higher as compared to 2020. The main contributors were the higher sales volumes, customer recoveries for higher costs of components and raw materials and positive currency effects which were partly offset by higher non quality costs, particularly relating to premium freight.
Operating Loss - Operating loss of $357 million for the full year of 2021 improved by $10 million as compared to 2020. The operating loss for 2021 includes around $30 million of merger related costs.
RD&E, net of $424 million for the full year of 2021 was $17 million higher as compared to 2020. In 2020 engineering reimbursements were around $80 million of higher than normal. Gross RD&E as percentage of sales declined by about 10pp.
SG&A expense of $159 million for the full year of 2021 improved $6 million as compared to 2020, mainly due to lower costs for professional services.
Other income and amortization of intangibles combined declined $70 million for the full year of 2021 as compared to 2020 mainly due to merger related costs and positive effects from the divestitures of Nissin Kogyo Brake Systems and Zenuity in 2020.

Net Loss - Net loss of $385 million for the full year of 2021 decreased by $159 million as compared to 2020. In 2020 the net loss was negatively impacted by the $(91) million net effect of the divestiture gain on VNBS-Asia and impairments of VBS-US and the divestiture of the Zenuity JV. In addition tax expense was $16 million lower in 2021.
Interest, net for the full year of 2021 was $(7) million as compared to 2020, mainly due to lower interest income and interest rate. Other non-operating items, net improved by $4 million, mainly due to exchange rates.
Income tax expense of $16 million for the full year of 2021 was $16 million lower as compared to 2020, when the tax expense was affected by the VNBS-Asia divestiture.
There was no Non-controlling interest transactions for the full year of 2021 as compared to $1 million for the full year of 2020.
Loss per Share - Loss per share of $3.44 for the full year of 2021 improved by $1.45 as compared to 2020. This improvement was primarily driven by the decreased operating loss and equity method investment improvement of $0.5 per share. This was offset by the merger related cost of $0.27 per share.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $291 million for the full year of 2021 increased $99 million as compared to 2020 mainly due to the negative swing in the change in Working Capital of around $140 million .
Net cash used in investing activities - Net cash used in investing activities of $31 million during the full year of 2021 increased by $116 million as compared to 2020 due to gains from divestitures in 2020. The negative YoY effect was partly mitigated by $31 million lower Capex.
Cash flow before financing activities[1] - The cash flow before financing activities of $(322) million for the full year of 2021 decreased by $215 million as compared to 2020 due divestiture proceeds in 2020.

Net Working Capital[1] - Net working capital of $(45) million increased by $52 million during the full year of 2021 as compared to 2020 primarily due to inventory increases stemming from the semiconductor related supply situation.
Capital Expenditures - Capital expenditures of $60 million, or 4% of sales, for the full year of 2021 decreased by $31 million as compared to 2020 mainly due to delays into 2022 due to lower LVP relating to supply chain constraints.

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Key Ratios	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions, (except where specified)	2021	2020	2021	2020	2019
Gross Margin % [1]	20.1	15.8	16.5	13.3	16.4
SG&A %	(9.1)	(9.0)	(9.6)	(12.0)	(9.9)
RD&E %	(21.7)	(23.8)	(25.6)	(29.7)	(29.6)
Operating Margin % [2]	(16.2)	(17.0)	(21.6)	(26.7)	(24.2)
Depreciation and Amortization %	(6.3)	(6.7)	(6.9)	(7.5)	(6.1)
EBITDA % [3]	(9.9)	(10.3)	(14.7)	(19.2)	(18.1)
Capital Expenditures %	(3.1)	(4.6)	(3.6)	(6.6)	(11.2)
Net Working Capital [4]	$(45)	$(97)	$(45)	$(97)	$3
Operating Cash flow [5]	$8	$(77)	$(291)	$(192)	$(325)
Shareholders’ Equity [6]	$853	$1,239	$853	$1,239	$1,729
Cash and Cash Equivalents	$424	$758	$424	$758	$859
Weighted average number of shares outstanding [6]	112.00	111.61	111.88	111.56	101.62
Net loss per share – basic [7]	$(0.77)	$(0.82)	$(3.44)	$(4.89)	$(4.92)
Total Shareholders’ Equity per share	$7.62	$11.10	$7.62	$11.11	$17.01
Number of Associates at period-ending [8]	6,033	6,184	6,033	6,184	7,478
Number of Total Associates at period-ending [9]	7,099	7,543	7,099	7,543	8,874
Days Receivables Outstanding [10]	51	53	53	57	52
Days Inventory Outstanding [11]	39	27	37	35	29
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net loss on page 9. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

Supply chain constraints and COVID-19 Commentary
Veoneer is executing to minimize the impact from the supply chain constraints in semiconductors. Theses constraints and other uncertainties may continue to have an adverse effect on industry performance and our business. The effects are likely to remain at least during the first half of 2022, after which we expect a gradual recovery to take place. It is currently hard to predict the pace of the recovery. According to IHS Markit's latest estimates semiconductor related shortages reduced the 2021 global LVP by close to 10 million units. Our estimate is that the supply chain constraints impacted our sales in 2021 by around $200 million.
For 2022 and the upcoming years, the most important drivers for Veoneer’s business are new customer and technology launches, which we continue to expect to drive outperformance as compared to the global LVP.
As noted in prior results announcements, in response to the pandemic, the Company continues to expand its Market Adjustment Initiatives (MAIs) program to further mitigate the impact of the pandemic on its cash flow and operating results. The COVID-19 pandemic continues to cause significant uncertainty in the global economy. This includes the automotive industry and the global LVP for 2022 and the years ahead, which are dependent on underlying consumer demand.
The health and safety of our associates continues to be our first priority, and we are taking the necessary actions to continue to protect our associates, safeguard our operations and meet our customers' needs while managing through these unprecedented circumstances.

Deliveries per Quarter (units 000's)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Restraint Control Systems	3,530	2,913	3,462	3,676	4,290
Active Safety	2,915	2,587	2,262	2,332	2,491

Associates		December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
TOTAL		7,099	7,242	7,303	7,512	7,543
Whereof:	Direct Manufacturing	1,332	1,431	1,452	1,489	1,452
	RD&E	4,171	4,196	4,221	4,408	4,476
	Temporary	1,066	1,196	1,257	1,372	1,359

Associates, net decreased by 143 to 7,099 during the fourth quarter as compared to 7,242 in the previous quarter.
The decrease was mainly attributable to decreases in temporary associates and direct labor as part of our on-going MAI. RD&E associates were in essence unchanged.
				Associates, net decreased by 444 to 7,099 from 7,543 during the full year 2021 as compared to 2020. The reductions were primarily a result of our MAI program and engineering efficiency improvements.

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Other Topics and Events
Filings - Please refer to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10-Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com
Reporting Tables - Values in tables and other compilations have been rounded separately, therefore minor rounding differences may occur.
Next Report - The next Veoneer earnings report for the first quarter of 2022 is planned for Thursday, April 28, 2022.
Contacts: Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or thomas.jonsson@veoneer.com.

Announcements during and subsequent to the fourth quarter
October 4 - Qualcomm Incorporated and SSW Partners, a New York-based investment partnership, announced they had reached a definitive agreement to acquire Veoneer for $37.00 per share in an all-cash transaction, representing a total equity value for Veoneer of $4.5 billion. Veoneer terminated its prior acquisition agreement with Magna International Inc and canceled its October 19, 2021 special meeting that was previously scheduled to approve that agreement.
October 15 - Veoneer was recognized as a top-performing global supplier at the 23rd annual Ford World Excellence Awards. Veoneer was announced as a Create Must-Have Products winner at Ford Motor Company’s virtual event.
October 25 - Veoneer, announced that Mary Louise Cummings submitted her resignation from the Veoneer board of directors in connection with accepting her nomination by the Joe Biden administration as Senior Advisor for Safety at the National Highway Traffic Administration..
November 5 - Veoneer set the date for its special meeting of stockholders to, among other things, consider and vote on a proposal to adopt the previously announced merger agreement, dated October 4, 2021, among Veoneer, SSW Partners and Qualcomm Incorporated.
November 16 - Veoneer announced that it filed a definitive proxy statement with the Securities and Exchange Commission ahead of a special meeting of stockholders, scheduled to take place on December 16, 2021.

November 18 - Veoneer announced ambitious carbon emission targets for a more sustainable future.
•Carbon neutral in own operations by 2030 (own manufacturing and tech centers, including Arriver)
•Carbon neutral products by 2039 (from sourcing to disposal)
•Carbon neutral company by 2040
November 22 - Arriver, the ADAS and AD software unit of Veoneer, announced that it, via its existing Master Collaboration Agreement with Qualcomm Technologies, Inc., will provide Vision Perception software as part of Qualcomm Technologies' announcement with BMW to bring the latest advancements in driver assistance technologies, and products of its Snapdragon Ride™ Platform to BMW.
December 16 - Veoneer held its virtual special meeting of stockholders to consider two proposals with respect to the previously announced merger agreement among Veoneer, SSW and Qualcomm.The first proposal, to approve and adopt the merger agreement, was approved by affirmative vote of a majority of the outstanding shares of Veoneer common stock entitled to vote thereon. The second proposal, a non-binding, advisory proposal to approve compensation to Veoneer’s named executive officers in connection with the merger, was approved by the affirmative vote of the holders of a majority in voting power of the Veoneer common stock entitled to vote thereon.
December 30 - Veoneer announced that it would showcase cutting-edge innovations and outline its vision for boosting road safety at CES® 2022 on January 5-8, virtually under the theme "Fit to Drive". As health and safety is Veoneer's first priority, the uncertainty regarding the development of the COVID-19 situation made Veoneer and Arriver opt for a virtual only participation.
January 13 - Veoneer published its 2022 Research Tech Talk, "Trust in Collaborative - and Self-Driving - What's Next?", where thought leaders discuss the power and potential of the expanding world of Augmented Driving and what it will take to continue evolving safe and convenient mobility.

Definitions: AD - Autonomous Driving, ADAS - Advanced Driver Assistance Systems, AV (Autonomous Vehicle), CPV - Content per Vehicle, CMD - Capital Markets Day, ECU - Electronic Control Unit, JV - Joint Venture, LTM - Last Twelve Months, LVP - Light Vehicle Production according to IHS Markit, MAIs - Market Adjustment Initiatives OEM - Original Equipment Manufacturer, Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates, Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates, PP - Percentage Points, RCS (Restraint Control Systems), TAM (Total Addressable Market), VNBS JV - Veoneer Nissin Brake Systems Joint Venture, YoY - Year over Year.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Wednesday, February 2, 2022. Inquiries - Company Corporate website www.veoneer.com.
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Safe Harbor Statement
This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. The reader is cautioned not to rely on these forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed acquisition of Veoneer pursuant to the definitive Agreement and Plan of Merger (the “merger agreement”) among Veoneer, Qualcomm Incorporated ("Qualcomm"), SSW Holdco LP ("SSW") and SSW Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of SSW, or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Risks and uncertainties include, but are not limited to: (i) the merger may involve unexpected costs, liabilities or delays; (ii) the failure to satisfy the conditions to the consummation of the transaction and the receipt of certain governmental and regulatory approvals on the terms or at the timing expected; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (iv) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected; (v) risks related to diverting management attention from ongoing business operations; (vi) the business of Veoneer may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; and (vii) the outcome of any legal proceedings that may be instituted against Veoneer or Qualcomm and SSW related to the merger agreement or the transaction contemplated thereby.
Additional factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: general economic conditions; the cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; further decreases in light vehicle production; the impact of COVID-19 on our customers and their production and product launch schedules; the impact of COVID-19 on the Company’s financial condition, business operations and liquidity; the impact of COVID-19 on our suppliers and availability of components for our products; the development and commercial success of the software and integrated platform contemplated by the our cooperation agreement with Qualcomm Technologies; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; supply chain disruptions and component shortages impacting the Company or the automotive industry; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; our ability to share RD&E costs with our customers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto: higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; and legislative or regulatory changes impacting or limiting our business; political conditions, and other risks and uncertainties contained in the Company's quarterly reports and Annual Report on Form 10-K.
The foregoing list of factors is not exhaustive. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Veoneer’s financial condition, results of operations, credit rating or liquidity.
You should carefully consider the foregoing factors and the other risks and uncertainties relating to Veoneer described in Veoneer’s Annual Report on Form 10-K for the most recently completed fiscal year, and other reports and documents filed by Veoneer from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at www.sec.gov. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Veoneer assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Veoneer does not give any assurance that it will achieve its expectations.

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Consolidated Income Statement	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions, (except per share data)	2021	2020	2021	2020	2019 [3]
Net sales	$449	$455	$1,657	$1,373	$1,902
Cost of sales	(359)	(383)	(1,384)	(1,191)	(1,591)
Gross profit	90	72	273	182	311
Selling, general & administrative expenses	(41)	(41)	(159)	(165)	(189)
Research, development & engineering expenses, net	(97)	(108)	(424)	(407)	(562)
Amortization of intangibles	(2)	(2)	(7)	(6)	(20)
Other (expense) / income, net	(23)	2	(40)	29	—
Operating loss	$(73)	$(77)	$(357)	$(367)	$(460)
Gain on divestiture and assets impairment charge, net	—	—	—	(91)	—
Loss from equity method investment	(5)	—	6	(39)	(70)
Interest (expense) / income, net	(5)	(4)	(18)	(11)	8
Other non-operating items, net	—	(4)	—	(4)	1
Loss before income taxes	$(83)	$(85)	$(369)	$(512)	$(521)
Income tax expense	(3)	(6)	(16)	(32)	(1)
Net loss [1]	$(86)	$(91)	$(385)	$(544)	$(522)
Less: Net loss / (income) attributable to non-controlling interest	—	—	—	1	(22)
Net loss attributable to controlling interest	$(86)	$(91)	$(385)	$(545)	$(500)
Net loss per share – basic [2]	$(0.77)	$(0.82)	$(3.44)	$(4.89)	$(4.92)
Weighted average number of shares outstanding [2]	112.00	111.61	111.88	111.56	101.62
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation.

Page 7 of 10                                                    02 February 2022

Consolidated Balance Sheet	December 31, 2021	September 30, 2021		June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2019
Dollars in millions
Assets
Cash & cash equivalents	$423	$419		$555	$644	$758	$859
Restricted cash	1	1	1	1	1	—	—
Receivables, net	267	271	282	257	282	292	253
Inventories, net	192	187	$138	157	138	134	144
Related party receivables	6	5	7	8	7	9	11
Prepaid expenses and contract assets	38	44	$36	44	36	36	47
Other current assets	14	16	13	13	13	15	18
Current assets held for sale	—	—	—	—	—	—	317
Total current assets	$941	$943		$1,035	$1,121	$1,244	$1,649
Property, plant & equipment, net	369	390		403	408	431	473
Right of use assets, operating lease	79	83		85	84	89	100
Equity method investment	—	22		18	17	153	96
Goodwill	316	317		318	317	317	290
Intangible assets, net	13	17		18	19	21	17
Deferred tax assets	6	5		5	5	6	7
Other non-current assets	26	19		18	18	27	111
Total assets	$1,750	$1,796		$1,900	$1,989	$2,288	$2,743
Liabilities and equity
Accounts payable	281	257		262	258	257	233
Related party payables	1	1		1	1	2	3
Accrued expenses	209	201		200	208	232	192
Income tax payable	5	5		7	4	25	7
Related party short-term debt	—	—		—	—	16	1
Other current liabilities	69	58		60	56	55	37
Current liabilities held for sale	—	—		—	—	—	118
Total current liabilities	$565	$522		$530	$527	$587	$591
4% Convertible Senior Notes due 2024	179	177		174	172	170	160
Pension liability	16	20		20	20	20	17
Deferred tax liabilities	16	13		12	12	12	13
Operating lease non-current liabilities	62	66		69	68	71	82
Financial lease non-current liabilities	43	45		46	47	46	33
Related party long-term debt	—	—		—	—	115	—
Other non-current liabilities	16	19		19	21	28	29
Total non-current liabilities	$332	$340		$340	$340	$462	$334
Equity
Common stock	112	112		112	111	111	111
Additional paid-in capital	2,360	2,356		2,354	2,352	2,349	2,343
Accumulated deficit	(1,611)	(1,524)		(1,431)	(1,330)	(1,226)	(681)
Accumulated other comprehensive income (loss)	(8)	(10)		(5)	(11)	5	(44)
Total Equity	$853	$934		$1,030	$1,122	$1,239	$1,729
Non-controlling interest	—	—		—	—	—	89
Total Equity and non-controlling interest	853	934		1,030	1,122	1,239	1,818
Total liabilities, Equity and non-controlling interest	$1,750	$1,796		$1,900	$1,989	$2,288	$2,743

Page 8 of 10                                                    02 February 2022

Consolidated Cash Flow Statement	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2021	2020	2021	2020	2019
Operating activities
Net loss	$(86)	$(91)	$(385)	$(544)	$(522)
Depreciation and amortization	28	30	114	103	115
Gain on divestiture and assets impairment charge, net	—	—	—	91	—
Other, net	19	16	22	61	58
Change in operating assets and liabilities	47	(32)	(42)	97	24
Net cash provided by / (used) in operating activities [1]	$8	$(77)	$(291)	$(192)	$(325)
Investing activities
Capital expenditures	(14)	(21)	(60)	(91)	(213)
Proceeds from Divestitures	—	—	—	198	—
Equity method investment	18	—	29	9	(58)
Short-term investments	—	—	—	—	5
Long-term investments	—	2	—	2	(1)
Proceeds from sale of property, plant and equipment	1	—	1	10	2
Acquisition of intangible assets	(1)	—	(1)	(10)	—
Acquisition of business and interest in affiliates, net of cash paid	—	—	—	(33)	—
Net cash provided by / (used) in investing activities	$4	$(19)	$(31)	$85	$(265)
Financing activities
Issuance of Common Stock	—	—	—	—	403
Proceeds from / (Repayment of) long-term debt	1	—	—	(1)	210
(Repayment of) / proceeds from short-term debt	(6)	(1)	(8)	(3)	22
Dividend paid to non-controlling interest	—	—	—	(5)	—
Net (decrease) / increase in related party short-term debt	—	—	—	—	1
Proceeds from exercise of stock options	—	—	1	—	—
Net cash provided by / (used) in financing activities	$(5)	$(1)	$(7)	$(9)	$636
Effect of exchange rate changes in cash [2]	(3)	9	(5)	15	(16)
Increase / (Decrease) in cash and cash equivalents	$4	$(88)	$(334)	$(101)	$30
Cash and cash equivalents at beginning of period	420	846	758	859	864
Less: Cash and cash equivalents at end of period, Assets Held for Sale	—	—	—	—	(35)
Cash and cash equivalents at end of period [3]	$424	$758	$424	$758	$859
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [2] Including cash equivalents, [3] Excluding Cash in Assets Held for Sale of $35 million.

Page 9 of 10                                                    02 February 2022

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 68% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. The Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth represent the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present the reconciliation of changes in the total U.S. GAAP net sales to changes in organic sales growth.
The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and including loss from equity method investment. The tables below provide reconciliations of net income (loss) to EBITDA.
The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt and net assets and liabilities held for sale. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. The Company also uses in this report free cash flow a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities less capital expenditures. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provide a reconciliation of current assets and liabilities to net working capital, cash flow before financing activities and free cash flow.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.
Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2021	2020	2021	2020	2019
Net Loss	$(86)	$(91)	$(385)	$(544)	$(522)
Gain on divestiture and assets impairment charge, net	—	—	—	91	—
Depreciation and amortization	28	30	114	103	115
Loss from equity method investment	5	—	(6)	39	70
Interest and other non-operating items, net	5	8	18	16	(9)
Income tax expense	4	6	16	32	1
EBITDA	$(44)	$(47)	$(243)	$(263)	$(345)

Working Capital to Net Working Capital	December 31, 2021	December 31, 2020	September 30, 2021	September 30, 2020	December 31, 2019
Dollars in millions
Total current assets	$941	$1,244	$943	$1,273	$1,649
less Total current liabilities	565	587	522	547	591
Working Capital	$376	$657	$421	$726	$1,058
less Cash and cash equivalents	(424)	(758)	(420)	(846)	(859)
less Short-term debt	3	4	4	3	3
less Net of Assets and Liabilities held for sale	—	—	—	—	(199)
Net Working Capital	$(45)	$(97)	$5	$(117)	$3

Cash Flow before Financing Activities	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2021	2020	2021	2020	2019
Net cash provided by / (used in) Operating Activities	$8	$(77)	$(291)	$(192)	$(325)
plus Net cash provided by/ (used) in Investing Activities	4	(19)	(31)	85	$(265)
Cash flow before Financing Activities	$12	$(96)	$(322)	$(107)	$(590)

Free Cash flow	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2021	2020	2021	2020	2019
Net cash provided by / (used in) Operating Activities	$8	$(77)	$(291)	$(192)	$(325)
less Capital expenditures	(14)	(21)	(60)	(91)	(213)
Free Cash flow	$(6)	$(98)	$(351)	$(283)	$(538)

Page 10 of 10                                                    02 February 2022